Exhibit 99.1

MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Joseph Jennings (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC, INC. ANNOUNCES FINAL CONVERSION OF WARRANTS

ST.  PAUL, September 1, 2005 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today that the holders of warrants exercisable for an aggregate of 609,220 shares of the Company’s common stock exercised such warrants prior to their expiration in the months of July and August 2005. The Company issued 405,514 shares of its common stock in July 2005, and 185,186 shares in August 2005, upon exercise of such warrants. The remaining shares underlying the exercised warrants were issued in December 2004 and January 2005. The Company received $4,112,235 in proceeds from the exercise of such warrants, reflecting the $6.75 per share exercise price. The warrants exercised were issued in August 2000. The Company issued warrants exercisable for a total of 1,120,439 shares of its common stock at that time. Warrants exercisable for an aggregate of 511,219 shares expired in July or August 2005 without being exercised.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.